EXHIBIT 99.1

Royalty Management Holding Corporation Completes Private Purchase of Company Stock

Company has entered into a block purchase agreement of common stock from RMCO shareholder representing over 1.0% of the shares outstanding.

FISHERS, INDIANA / January 13, 2025 / Royalty Management Holding Corporation (Nasdaq: RMCO) (“Royalty Management” or the “Company”), an innovative royalty company building shareholder value by acquiring and developing high value assets in diverse market environments, is please to announce today that the Company has negotiated and executed the structured private purchase of over 161,000 shares of common stock from a shareholder, representing just over 1% of the total shares of common stock outstanding of the Company.

Thomas Sauve, CEO of Royalty Management stated, “Today’s announcement comes on the heels of the Company’s strategy to invest in highly accretive opportunities including repurchasing its own common stock at attractive share prices, as announced by the Company in 2024. This strategy includes both open market purchases, which has been much of the company’s focus since the board approved our stock repurchase program, but also includes privately negotiated purchases, such as this one. We believe today’s announcement is a great opportunity to create long-term value for our shareholders through the agreement to purchase just over 1% of the shares outstanding of the company, which aligns with the Company’s belief that our current share price is significantly undervalued compared to its market peers.”

Royalty Management Holding Co. remains actively engaged in pursuing investment and development prospects across a range of industries. With a specific focus on emerging and transitional sector opportunities, the Company is building a diverse portfolio of royalties, rents, and revenue shares to expand the company profitability and value to shareholders

About Royalty Management Holding Corporation

Royalty Management Holding Corporation (NASDAQ: RMCO) is a royalty company building shareholder value to benefit both its shareholders and communities by acquiring and developing high value assets in a variety of market environments. The model is to acquire and structure cashflow streams around assets that can support the communities by monetizing the current existing cash flow streams while identifying transitionary cash flow from the assets for the future. For more information visit royaltymgmtcorp.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those that will be set forth in the “Risk Factors” section of the Company’s registration statement and proxy statement/prospectus to be filed with the SEC. Copies will be available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Thomas Sauve

Chief Executive Officer

info@royaltymgmtcorp.com

SOURCE: Royalty Management Holding Corporation